Exhibit 10.9

WOLVERINE TUBE, INC.

200 Clinton Avenue West, Suite 1000

Huntsville, Alabama 35801

September 15, 2008

Wieland-Werke AG

Graf-Arco-Strasse 34-36

D-89079 Ulm

Federal Republic of Germany

RE:	Option Agreement dated as of September 15, 2008, by and among Wolverine Tube, Inc. (“Wolverine”), Wieland-Werke AG (“Wieland”), and Wolverine China Investments, LLC (“W/Investments”) (the “Option Agreement”)

Ladies and Gentlemen:

Recently, Wieland has requested that Wolverine waive the requirement set out in Section 2 of the Option Agreement that the Option be exercised only during the period beginning April 1, 2011 through and including March 31, 2013 and that Wolverine permit Wieland to exercise the Option immediately (and in all events on or before September 15, 2008) upon payment of certain consideration to Wolverine, among other things. This letter agreement will evidence Wolverine and Wieland’s agreement regarding such request. (The defined terms used in this letter agreement which are not otherwise defined in this letter agreement shall have the definitions attributed to them in the Option Agreement.) For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Wolverine, W/Investments and Wieland have agreed as follows:

1. Wolverine hereby waives the requirement set out in Section 2 of the Option Agreement that Wieland shall have the right to exercise the Option, once and only once, during the period beginning April 1, 2011 through and including March 31, 2013 to purchase all, but not less than all, of a twenty percent (20%) ownership interest (represented by 20 Membership Units) in W/Investments from Wolverine, and hereby grants to Wieland the right to exercise the Option to purchase once and only once, during the period beginning the date of this letter agreement through and including September 15, 2008 upon the terms and conditions set out in this letter agreement (the “Accelerated Option Exercise”).

2. By execution of this letter agreement, Wieland shall be deemed to have properly and timely given to Wolverine and W/Investments written notice of Wieland’s Accelerated Option Exercise in accordance with Section 6.4 of the Option Agreement. The closing of the Accelerated Option Exercise shall occur on or before September 15, 2008 simultaneously at the offices of Wolverine in Huntsville, Alabama and the offices of Wieland in Ulm, Germany (the “Accelerated Closing”).

3. At the Accelerated Closing, Wieland shall pay to Wolverine by wire transfer to an account designated in writing by Wolverine the sum of Ten Million One Hundred Twenty Thousand and No/100’s US Dollars (US$10,120,000.00) for the Optioned 20% Interest (the “Accelerated Purchase Price”).

4.(a) The purchase and ownership of the Optioned 20% Interest shall be subject to the terms and conditions set forth in that certain Optioned 20% Interest Purchase Agreement dated as of September 15, 2008, between and among Wolverine, Wieland, and W/Investments in substantially the form attached to this letter agreement as Exhibit A and incorporated by reference herein (the “20% Interest Purchase Agreement”), as set forth in that certain Owners and Voting Rights Agreement dated as of September 15, 2008, by and among Wolverine, Wieland, W/Investments, and Wolverine Tube (Shanghai) Co., Ltd. (the “Voting Rights Agreement”), and as set forth in that certain Second Amended and Restated Limited Liability Company Agreement of W/Investments, dated as of September 15, 2008, by and between W/Investments, Wolverine, and Wieland, as amended (the “LLC Agreement”).

(b) At the Accelerated Closing, Wolverine and Wieland shall execute and deliver the Purchase Agreement which shall contain certain representations, warranties, and agreements with respect to Wieland’s purchase of the 20% Optioned Interest (which representations, warranties and agreements shall be delivered instead and in lieu of, and shall be deemed to be a restatement and amendment to, the representations, warranties, and agreements which are to be delivered by Wolverine in accordance with Sections 3 and 5 of the Option Agreement) and shall be applicable to the Optioned 20% Interest and the purchase of the Optioned 20% Interest by Wieland from Wolverine, together with such transfer of membership interests and other instruments as the parties may agree upon.

5. Upon the consummation of the purchase of the Optioned 20% Interest (represented by 20 Membership Units) in W/Investments, Wieland shall own an aggregate fifty percent (50%) ownership interest (represented by 50 Membership Units, in the aggregate) in W/Investments, and Wolverine shall own a fifty percent (50%) ownership interest (represented by 50 Membership Units) in W/Investments. Further, upon consummation of the closing of the Accelerated Option Exercise, the Option Agreement shall be of no force and effect and shall be fully performed and any continuing or surviving representations, warranties or agreements in connection with or with respect to the purchase or ownership by Wieland of the Optioned 20% Interest by Wieland shall arise solely from and be solely governed by the 20% Interest Purchase Agreement (or any document or instrument executed in connection therewith), the Voting Rights Agreement, or the LLC Agreement, as the case may be.

If you find this letter agreement to set out our agreements with respect to the exercise of the Option by Wieland during the period beginning the date of this letter agreement through and including September 15, 2008 in consideration for the payment of the Accelerated Purchase Price and in accordance with the 20% Interest Purchase Agreement, please execute this letter agreement in the space provided below and return a copy to me.

[Signature Page to follow]

Yours very truly,

Harold M. Karp, President and Chief Operating Officer Wolverine Tube, Inc.

READ, AGREED, AND CONSENTED TO this              day of September, 2008.

WIELAND-WERKE AG, a corporation of the Federal

        Republic of Germany

By:
Harald Kroener Chairman of the Executive Board

By:
Dr. Ulrich Hartmann Member of the Executive Board

WOLVERINE CHINA INVESTMENTS, LLC,

    a Delaware limited liability company

By: Wolverine Tube, Inc., a Member and Managing Member

By:
Harold M. Karp President and Chief Operating Officer

By: Wolverine CI Inc., a Delaware corporation, a Member

By:
Harold M. Karp President and Chief Operating Officer

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